                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                         OPTIONAL INCOME BENEFIT (OIB)
                                  ENDORSEMENT

This Endorsement is made a part of, and subject to, the other terms and conditions of the Contract to which it is attached. This Endorsement becomes effective on the Effective Date. All the terms have the same meanings as in the Contract except as defined below.

                                 SPECIFICATIONS

CONTRACT NUMBER:                                  GROWTH RATE:
      A1111111111                                        [3.25%]

EFFECTIVE DATE:                                   OIB CHARGE PERCENTAGE:
      June 1, 2001                                      [ 0.15%]

ENDORSEMENT DATE:                                 EARLIEST INCOME BENEFIT DATE:
     June 1, 2001                                       June 1, 2011


                                   DEFINITIONS

EFFECTIVE DATE
The Effective Date of the OIB Endorsement is as shown above. If elected at Contract issue, the Effective Date and the Endorsement Date will be the same as the Contract Date. If elected after Contract issue, the Effective Date is the Contract anniversary immediately following the Endorsement Date.

ENDORSEMENT DATE
The Endorsement Date is the date that the OIB Endorsement was issued, as shown above.

INCOME BENEFIT BASE
The amount We use to determine the OIB, as discussed below.

INCOME BENEFIT DATE
The Contract anniversary date on which the OIB is calculated. The Income Benefit Date, which is selected by You, must be the [tenth] or later Contract anniversary following the Effective Date unless You elect to step-up the Income Benefit Base. If You elect to step-up the Income Benefit Base, the Income Benefit Date must be the [tenth] or later Contract anniversary following the most recent Step-Up Date. In order for the OIB to take effect, the Annuity Date You select must be within the 30 days following Your Income Benefit Date. The Income Benefit Date must be no later than the latest Annuity Date as discussed in the ANNUITY PROVISIONS of Your Contract. To arrange selection of an Income Benefit Date contact Our Annuity Service Center.

STEP-UP DATE
The Contract anniversary following the date on which you most recently elected to step-up your Income Benefit Base. Electing to step-up the Income Benefit Base will affect Your earliest Income Benefit Date. The Step-Up Date must be no later than seven years prior to the latest Annuity Date as shown on the Contract Data Page.

                                   PROVISIONS

OIB
This Endorsement provides for guaranteed minimum annuity payments under selected Fixed Annuity Payment Options which are provided for in Your Contract and specified in this Endorsement.

We will only provide for the guaranteed minimum annuity payments under the OIB if You select an Annuity Date which is within 30 days following any Income Benefit Date, and Your entire Contract Value is to be distributed under one of the Fixed Annuity Payment Options described in this Endorsement. The Annuity Date, as defined in Your Contract, is the date selected by You on which Annuity Payments are to begin.

On the Annuity Date, the amount of the guaranteed Fixed Annuity payment is calculated by applying the Income Benefit Base as of the Income Benefit Date, as described below, reduced by: (a) any Partial Withdrawals of Contract Value (which include any charges associated with those withdrawals) since the Income Benefit Date; and (b) any Withdrawal Charges otherwise applicable to amounts in Your Contract, calculated as if You fully surrender Your Contract as of the Income Benefit Date; and (c) any applicable premium taxes, to the annuity rates set forth in this Endorsement.

This amount is compared to the Fixed Annuity payment amount under the same Annuity Payment Option provided for in the ANNUITY PROVISIONS of Your Contract which is calculated based on Your Contract Value on the Annuity Date. We will pay whichever is greater. You may also select any other Annuity Payment Option as outlined in Your Contract to be applied to your actual Contract Value. However, We will not provide for guaranteed minimum annuity payments under this OIB.

INCOME BENEFIT BASE
On the Effective Date of this Endorsement, the Income Benefit Base is equal to the entire Contract Value. If the OIB is elected at Contract issue, the Income Benefit Base on the Contract Date is the First Purchase Payment. If you elect to step-up the Income Benefit Base, as discussed below, the Income Benefit Base is equal to the Contract Value on the Step-Up Date.

For purposes of subsequent calculation of the Income Benefit Base, the Income Benefit Base is equal to (a) plus (b) less (c), where;

        (a) is the Income Benefit Base on the prior Contract anniversary (or the Contract Date if being calculated on the first Contract anniversary) accumulated at the Growth Rate indicated in the SPECIFICATIONS section of this Endorsement, and

        (b) is the sum of all Purchase Payments received after the prior Contract anniversary (or after the Contract Date if being calculated on the first Contract Anniversary) accumulated at the Growth Rate indicated in the SPECIFICATIONS section of this Endorsement, starting on the date each Purchase Payment is allocated to the Contract, and

        (c) is the sum of Income Benefit Base reductions made after the prior Contract anniversary (or after the Contract Date if being calculated on the first Contract anniversary) accumulated at the Growth Rate indicated in the SPECIFICATIONS section of this Endorsement, starting on the date each deduction occurs.

An Income Benefit Base reduction is calculated on a pro rata basis to effectively reduce the Income Benefit Base in proportion to the actual reduction in Contract Value. The reduction is equal to the Income Benefit Base immediately prior to a Partial Withdrawal of Contract Value (which includes any charges associated with the withdrawal) multiplied by the percentage reduction in Contract Value resulting from the Partial Withdrawal of Contract Value.

THE INCOME BENEFIT BASE IS USED SOLELY FOR THE PURPOSE OF CALCULATING THE OIB AND DOES NOT PROVIDE A CONTRACT VALUE OR GUARANTEE PERFORMANCE OF ANY INVESTMENT OPTION.

GROWTH RATE
The Growth Rate will be the rate shown in the SPECIFICATIONS section of this Endorsement through the Contract anniversary immediately following the Annuitant's 90th birthday. The Growth Rate is reduced to 0.00% on the Contract anniversary immediately following the Annuitant's 90th birthday.

STEP-UP OF INCOME BENEFIT BASE
Within the 30 days before a Contract anniversary, the Owner may elect to step-up the Income Benefit Base to the Contract Value on that Contract anniversary by sending to Us a written notice. If the Owner elects to step-up the Income Benefit Base, the earliest Income Benefit Date is extended to the seventh Contract anniversary following the most recent Step-Up Date and the OIB Charge, discussed below, will be calculated based on the increased Income Benefit Base, from the Step-Up Date forward.

OIB CHARGE
This annual charge is to compensate Us for the risk assumed as a result of contractual obligations to provide the OIB. The OIB Charge Percentage will never be greater than the percentage shown on the SPECIFICATIONS section of this Endorsement. The OIB Charge equals the OIB Charge Percentage multiplied by the Income Benefit Base in effect on that Contract anniversary. The OIB Charge is deducted from the Contract Value annually, on each Contract anniversary. This charge is no longer deducted after the Annuity Date.

Upon Total Withdrawal of the Contract Value, We will deduct the OIB Charge from the Contract Value. If the Total Withdrawal of the Contract Value is requested on any date other than the Contract anniversary, this charge will be calculated based on the Income Benefit Base immediately prior to the Total Withdrawal and will not be prorated.

TERMINATION
Once elected, You cannot terminate this OIB option.

                        OIB FIXED ANNUITY PAYMENT OPTIONS

OPTION 1  - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR  10 YEARS
Payments are payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, payments have been made for less than 10 years, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTION 2 - JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 20 YEARS Payments are payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, payments have been made for less than 20 years, the remaining guaranteed annuity payments will be continued to the Beneficiary.

                     OIB FIXED ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION
The actuarial basis for the Table of Annuity Rates is the 1983a Annuity Mortality Table with projection and a guaranteed interest rate of 2.75%. The mortality table is projected using Projection Scale G factors, assuming annuitization in the year 2000. The OIB Fixed Annuity Payment Options Table does not reflect any applicable premium tax.

              OPTION 1 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
                    LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

     AGE OF                                           AGE OF
   ANNUITANT           MALE           FEMALE        ANNUITANT          MALE           FEMALE
       55              4.04            3.68             71             5.99            5.32
       56              4.13            3.74             72             6.16            5.48
       57              4.21            3.81             73             6.33            5.65
       58              4.30            3.88             74             6.51            5.83
       59              4.40            3.96             75             6.69            6.01
       60              4.50            4.04             76             6.88            6.20
       61              4.60            4.13             77             7.06            6.40
       62              4.71            4.22             78             7.25            6.60
       63              4.83            4.31             79             7.43            6.81
       64              4.96            4.41             80             7.61            7.01
       65              5.09            4.52             81             7.79            7.22
       66              5.22            4.64             82             7.96            7.43
       67              5.36            4.76             83             8.12            7.63
       68              5.51            4.89             84             8.28            7.83
       69              5.67            5.02             85             8.42            8.01
       70              5.83            5.17

              OPTION 2 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/240 PAYMENTS GUARANTEED)


    AGE OF
     MALE
   ANNUITANT                                  AGE OF FEMALE ANNUITANT
                      55          60         65         70         75         80         85
      55             3.39        3.54       3.67       3.78       3.85       3.89       3.90
      60             3.48        3.67       3.86       4.03       4.14       4.20       4.23
      65             3.54        3.78       4.03       4.26       4.43       4.53       4.58
      70             3.58        3.85       4.15       4.45       4.69       4.83       4.90
      75             3.60        3.90       4.23       4.58       4.87       5.05       5.14
      80             3.61        3.92       4.27       4.64       4.96       5.18       5.28
      85             3.62        3.92       4.28       4.67       5.01       5.23       5.34

All other terms and conditions of the Contract remain unchanged. Signed for the Company at Los Angeles, California.


    /s/ SUSAN L. HARRIS                                     /s/ ELI BROAD
----------------------------                        ----------------------------
        Susan L. Harris                                         Eli Broad
           Secretary                                            President

                     OIB FIXED ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION
The actuarial basis for the Table of Annuity Rates is the 1983a Annuity Mortality Table with projection and a guaranteed interest rate of 2.75%. The mortality table is projected using Projection Scale G factors, assuming annuitization in the year 2000, and assumes an equal distribution of males and females. The OIB Fixed Annuity Table does not reflect any applicable premium tax.

              OPTION 1 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
                    LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)


                         AGE OF                      AGE OF
                        ANNUITANT                   ANNUITANT
                           55            3.86          71          5.66
                           56            3.93          72          5.82
                           57            4.01          73          5.99
                           58            4.09          74          6.17
                           59            4.18          75          6.35
                           60            4.27          76          6.54
                           61            4.36          77          6.73
                           62            4.47          78          6.92
                           63            4.57          79          7.12
                           64            4.69          80          7.31
                           65            4.80          81          7.50
                           66            4.93          82          7.69
                           67            5.06          83          7.88
                           68            5.20          84          8.05
                           69            5.35          85          8.22
                           70            5.50



              OPTION 2 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
         JOINT & 100% SURVIVOR LIFE ANNUITY (W/240 PAYMENTS GUARANTEED)

    AGE OF
   ANNUITANT                                     AGE OF ANNUITANT
                      55          60         65         70         75         80         85
      55             3.39        3.51       3.61       3.68       3.73       3.75       3.76
      60             3.51        3.67       3.82       3.94       4.02       4.06       4.08
      65             3.61        3.82       4.03       4.21       4.33       4.40       4.43
      70             3.68        3.94       4.21       4.45       4.63       4.74       4.78
      75             3.73        4.02       4.33       4.63       4.87       5.01       5.07
      80             3.75        4.06       4.40       4.74       5.01       5.18       5.25
      85             3.76        4.08       4.43       4.78       5.07       5.25       5.34


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